Exhibit 10.24

AMENDED AND RESTATED PERSONAL EMPLOYMENT AGREEMENT

This Amended and Restated Personal Employment Agreement (“Agreement”) is entered into as of the Effective Date (as defined below), by and between Lemonade Ltd., a private company incorporated under the laws of the State of Israel having its principal office at 26 Eliezer Kaplan St., Tel Aviv, 6473427 Israel (the “Company”) and the employee whose details are specified in Annex A hereto (the “Employee” and, together with the Company, the “Parties”).

WITNESSETH

WHEREAS, the Employee is currently employed by the Company as its Chief Technology Officer pursuant to the terms of that certain Personal Employment Agreement by and between the Parties, dated as of July 1, 2015, as amended (the “Prior Agreement”)

WHEREAS, the Parties desire to amend, restate and supersede the Prior Agreement in its entirety on the terms and conditions set forth herein, effective of as the closing of the Company’s initial public offering of stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Effective Date”); and

WHEREAS, subject to the terms and conditions set forth herein, the Company agrees to continue to employ the Employee on and following the Effective Date and the Employee agrees to accept such continued employment with the Company.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the Parties hereby declare and agree as follows:

1.                                      Appointment; The Position

1.1                               Effective on the Effective Date, the Employee will continue to be employed in the position detailed in Annex A. The Employee shall perform the services and duties hereunder in accordance with the Company’s policy, under the supervision of the person(s) detailed in Annex A and in accordance with his/her instructions and in any other framework as the Company shall direct in order to facilitate its needs.

1.2                               The Parties warrant and confirm that Employee’s employment by the Company commenced on July 1, 2015 (the “Employment Starting Date”) and will continue on and following the Effective Date. The provisions of this Agreement shall apply to the Parties as of the Effective Date.

1.3                               The Employee shall perform his duties hereunder at the Company’s principal offices indicated above or anywhere else as required pursuant to the directives of the Supervisor. The Employee acknowledges and agrees that the performance of his duties hereunder may require domestic and international travel.

1.4                               This Agreement is specific and personal and exclusively determines the Employee’s terms of employment.

2.                                      Devotion of Time

2.1                               As of the Employment Starting Date, Employee has devoted and shall devote the required and necessary business time, attention and efforts to the performance of his duties and responsibilities hereunder. The Employee shall perform the duties and responsibilities hereunder with expertise and in a professional and efficient manner.

2.2                               During the term of this Agreement, and unless and until otherwise agreed, Employee shall be employed on a full-time basis, with Friday and Saturday as rest days.

The performance of Employee’s responsibilities requires work during over-time hours, over and above the regular working days and hours and the Employee undertakes to work these hours in accordance with the Company’s demands and requirements.

2.3                               As of the Employment Starting Date, Employee has not engaged and shall not engage in any other business activities, whether or not such business activities are conducted outside of normal business hours and whether or not such activities are pursued for gain or profit unless specifically approved by the Company. The above notwithstanding, it is hereby clarified and agreed that: (i) the Employee may engage is volunteer work; (ii) as of the Effective Date, the Employee is currently engaged and may continue to be engaged with the entities listed on Annex B hereto, and (iii) the Employee may engage in other unpaid activities upon notification to the Company, provided however, that in each case, unless otherwise approved by the Company, such engagements will not disrupt or interfere with Employee’s performance of the duties and responsibilities hereunder, shall not be conducted during the time Employee is obligated to devote for the performance of his duties and responsibilities according to this Agreement and/or compete with the Company’s and/or any of its subsidiaries’ and/or any of its affiliates’ business.

2.4                               Employee’s position within the Company is (i) a high senior position, (ii) requires a special measure of personal trust and loyalty and (iii) is of conditions and circumstances of which it is impossible for the Company to control Employee’s working hours and hours of rest. Accordingly, the Law of Working Hours and Rest, 5711-1951, and any other law amending or replacing such law, shall not apply to the employment of the Employee. Employee acknowledges that the consideration set for him hereunder nevertheless includes within it consideration that would otherwise have been due to Employee pursuant to such law and Employee shall not be granted any other compensation or payment other than expressly specified in Annex A.

3.                                      Term and Termination

3.1                               This Agreement shall be effective as of the Effective Date, and shall continue until terminated in accordance with the provisions of Section 3.2 or 3.3 hereinafter.

3.2                               The Company and the Employee may terminate this Agreement at any time by giving the other Party a prior written notice of termination, of a period detailed in Annex A.

3.3                               The Company may waive in writing and in advance Employee’s services in any prior notice period. In the event that the Company notifies Employee of such waiver, to the extent permitted by applicable law, the Company shall be entitled to pay Employee the Monthly Salary (as defined below) otherwise payable to Employee during such prior notice period in one lump-sum and by doing so bring the employer-employee relations between the Parties to end upon such payment.

3.4                               Notwithstanding the above, the Company shall have the right to immediately terminate this Agreement for a Cause, as determined by the Company. A “Cause” shall mean either (i) circumstances entitling the Company under any applicable law to terminate the employment of the Employee without payment of severance pay; (ii) any material breach by the Employee of this Agreement, any breach of the PIIA or any breach of the Employee’s fiduciary duties; (iii) conviction of the Employee of any felony involving moral turpitude and/or (iv) a willful failure to perform Employee’s responsibilities or duties which failure has a significant adverse effect on the Company in cases (ii) and (iv) above, but in each case only if the Employee did not cure such breach within seven (7) days of written notification of the same by the Company. Subject to section 5.1 (iv), in the event of termination for Cause, Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Pay Law 5723-1963 (the “Severance Law”) and/or any other applicable law.

4.                                      Salary

During the term of this Agreement, the Company shall pay Employee a monthly gross salary in a total amount detailed in Annex A (the “Monthly Salary”).

5.                                      Additional Benefits

5.1                               Pension Insurance. As of the Employment Starting Date, the Company has insured and shall insure the Employee under an accepted “Managers Insurance Plan” (the “Managers Insurance”) and/or a comprehensive pension plan (the “Pension Plan”). The Managers Insurance and/or Pension Plan shall be provided through an agency/agent selected by the Employee, by an insurance company and/or a pension fund, to be selected by the Employee and approved by the Company. For the avoidance of doubt, the Company’s contributions may exceed the maximum exemption from income tax allowed by any applicable law and regulations.

(i)                                     In the case of a Pension Plan, the percentages detailed in Annex A shall be contributed.

(ii)                                  In the case of a Managers Insurance, the percentages detailed in Annex A shall be contributed. The Company shall make additional payments, as detailed in Annex A, on account of insurance for loss of earning capacity.

(iii)                               The Employee hereby instructs the Company to transfer to such Managers Insurance and/or Pension Plan the amount of Employee’s and the Company’s contribution from the Monthly Salary, as detailed in Annex A.

(iv)                              The Company and the Employee agree and acknowledge that the Company’s contribution towards the Managers Insurance or Pension Plan as set forth in this Section 5.1, are in lieu of severance payments to which the Employee (or his beneficiaries) is otherwise entitled to with respect to the Monthly Salary upon which such contributions were made and for the period in which they were made, pursuant to Section 14 of the Severance Law. The Parties hereby adopt the General Approval of the Minister of Labor and Welfare, which is attached hereto as Annex C. The Company hereby forfeits any right it may have for reimbursement of sums paid by the Company into the Managers Insurance or Pension Plan, except: (i) in the event that the Employee withdraws such sums from the Managers Insurance or Pension Plan, other than in the event of death, disability or retirement at the age of 60 or more; or (ii) upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Law, subject to the terms of the General Approval.

5.2                               Education Fund. Employee shall be entitled to Education Fund as detailed in Annex A.

5.3                               Additional Benefits. Employee shall receive additional benefits, if any, as detailed in Annex A.

5.4                               Annual Vacation. Employee shall be entitled to paid vacation days during each year of employment with the Company as detailed in Annex A, but in any event no less than the number of annual vacation days prescribed by law. Employee shall be obligated to take at least one vacation each year of at least 7 consecutive days (5 working days which shall be counted as vacation days and 2 rest days), as prescribed by law. Any vacation day snot used by the Employee during the year will be cancelled on 1st January of the following year and no vacation days shall be redeemed at any time.

For the avoidance of doubt, the dates of the Employee’s vacation shall be coordinated with the Company.

In addition, to the extent that the Employee requires additional vacation days, the Employee is entitled to request such days from the Supervisor and coordinate such vacation with the Company at its discretion and according to the Company’s policy from time to time. The Company shall be entitled to set uniform dates for vacation for all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

5.5                               Cellular Phone; Laptop. If detailed on Annex A, Company shall provide Employee with a laptop (the “Laptop”) and shall bear the costs of maintaining a cellular phone, subject to the Company’s policy and as detailed below (the “Cellular Phone Expenses”) for Employee’s use in the course of performing his obligations under this Agreement.

Company shall bear all expenses in connection with the use and maintenance of the Laptop, including, internet services, in accordance with the Company’s policies from time to time. The Cellular Phone Expenses as well as the maintenance of the Cellular Phone shall be subject to Company’s policy from time to time, as well as its agreement with the cellular company.

In order to benefit from the payment of the Cellular Phone Expenses, the Employee shall be required to sign and execute any form which transfers the line of the Cellular Phone to the business plan of the Company such that the Company shall pay the Cellular Phone Expenses directly to the cellular Company, the identity of the cellular company as well as the plan so chosen for the Employee shall be determined by the Company at its sole discretion. To the extent that the Employee will request to upgrade the plan provided by the Company, the Company may require that the Employee pays the amount which exceeds the Cellular Phone Expenses and the Employee hereby irrevocably authorizes Company to deduct and set off from his Monthly Salary such excess amount. The Employee shall sign the necessary documents required to transfer the line back to Employee’s ownership no later than his last day of work with the Company and the Company shall be permitted to disconnect the line immediately thereafter.

The Employee shall bear (and hereby irrevocably authorizes Company to deduct and set off from his Monthly Salary) all tax obligations related to the use of the Laptop and the Cellular Phone Expenses, if any. The Employee shall return the Laptop to the Company no later than his last day of work with the Company. The Employee shall have no rights of ownership in Laptop, nor any rights to any lien or charge with respect thereto.

The use of the Laptop and payment of Cellular Phone Expenses shall not be considered in any case whatsoever as part of the Monthly Salary and Employee will not receive any social benefits on the imputed income related to the grant of the Laptop hereunder or the payment of the Cellular Phone Expenses.

5.6                               Sick Leave & Recreation pay. The Employee shall be entitled to sick leave (commencing the first day of sickness), and to recreation pay (“dmei havra’ah”) according to any applicable law.

5.7                               Company Car. In the event the Employee is provided with a car (the “Car”), the Car, if provided to Employee, shall be for work related purposes only, in accordance with the Company’s vehicle policy and subject to the provisions of Annex A hereto and the Car Use Appendix attached hereto as Annex D. It is hereby clarified that the Car shall come in lieu of any payment in respect of travel expenses required by law. The use of the Car shall not be considered in any case whatsoever as part of the Monthly Salary and Employee will not be entitled to receive any social benefits on the imputed income related to the grant of the Car hereunder, and shall bear all taxes and other compulsory payments associated with such imputed income.

6.                                      Tax Withholding

For avoidance of doubt, all payments and benefits under this Agreement are gross amounts. Any tax consequences arising from the grant or exercise of any option or right or from any payment made to Employee under this Agreement or any other event or act, whether on Employee’s part or the Company’s part, shall be borne solely by Employee (other than taxes which are imposed by law on the Company). The Company shall withhold the applicable taxes as required under any applicable law from any Monthly Salary and/or from all other payments and/or benefits granted to Employee under this Agreement.

7.                                      Proprietary Information & Non Disclosure

Employee agrees and acknowledges that the Proprietary Information, Assignment of Inventions, Non Disclosure and Non Compete Agreement, dated as of July 1, 2015 (the “PIIA”) remains in full force and effect and that the provisions of the PIIA are hereby incorporated by reference in this Agreement. The provisions of the PIIA shall survive the rescission or termination, for any reason, of this Agreement.

8.                                      Representations

8.1                               Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default under or conflict with any agreement or other instrument to which he is or was a party or by which he is bound, and (ii) does not require the consent of any person or entity.

8.2                               The Employee represents that the Employee has the requisite skills and knowledge to perform his duties, responsibilities and obligations under this Agreement.

8.3                               Employee represents and warrants that the Employee will use the Company’s assets and equipment (including the Laptop, Cellular Phone, email account assigned to it by the Company, and/or documentation) (collectively “Company’s Equipment”) primarily for the purpose of his employment.

8.4                               The Employee acknowledges and agrees as follows: (i) upon reasonable suspicion of a breach of the provisions of this Agreement or applicable law, the Company shall have the right to conduct inspections on any and all the Company’s computers, including inspections of electronic mail transmissions in the email account assigned to him by the Company, internet usage and inspections of their content, all subject to applicable law. For the avoidance of any doubt, it is hereby clarified that all findings of any such examinations shall be the Company’s sole property; and (ii) in any and all times the Employee will transfer to the Company the log-on passwords to the computer/Laptop provided by the Company and the Company assigned email account.

9.                                      Notice; Addresses

9.1                               The addresses of the Parties for purposes of this Agreement shall be the addresses first written above, or any other address which shall be provided by due notice.

9.2                               All notices in connection with this Agreement shall be sent by registered mail or delivered by hand to the addresses set forth above, and shall be deemed to have been delivered to the other Party at the earlier of the following two dates: if sent by registered mail, as aforesaid, 3 (three) business days from the date of mailing; if delivered by hand, upon actual delivery or proof of delivery at the address of the addressee (in the event of a refusal to accept it). Delivery by email or other electronic communication shall be sufficient and be deemed to have occurred upon electronic confirmation of receipt.

10.                               Miscellaneous

10.1                        The preamble to this Agreement constitutes an integral part hereof.

10.2                        Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

10.3                        This Agreement is a personal employment agreement and therefore no collective bargaining agreements whatsoever shall apply with respect to the relationship between the Parties.

10.4                        No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party’s rights and powers under this Agreement, or operate as a waiver of any breach or non-performance by either Party of any terms or conditions hereof.

10.5                        Any determination of the invalidity or unenforceability of any provision of the Agreement shall not affect the remaining provisions hereof unless the business purpose of this Agreement is substantially frustrated thereby.

10.6                        This Agreement is personal and non-assignable by Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets, and may be assigned by the Company to any affiliate of the Company or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such affiliate. Any assignee must assume all the obligations of the Company hereunder, but such assignment and assumption shall not serve as a release of the Company.

10.7                        This Agreement and any annexes thereto constitute an “employee notice” as required under the Notice to the Employee and to the Job Candidate (Employment Conditions and Screening and Hiring Processes) Law, 5762-2002.

10.8                        This Agreement, the PIIA and any annexes hereto, constitutes the entire understanding and agreement between the Parties, supersedes any and all prior discussions, agreements (including, without limitation, the Prior Agreement) and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both Parties.

10.9                        It is hereby agreed between the Parties that this Agreement shall be governed by and construed according to the laws of the State of Israel. Any dispute arising under or relating to this Agreement or any transactions contemplated herein shall be resolved by the courts of Tel Aviv, and each of the Parties hereby submits irrevocably to the exclusive jurisdiction of such venue.

[Remainder of Page Intentionally Left Blank. Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Personal Employment Agreement as of the date first above written.

LEMONADE LTD.	EMPLOYEE

By:	Shai Wininger
Title:

ANNEX A

1.	Employee Personal Details:	Full Name: Shai Wininger Israeli I.D. Number: [ ] Address: [ ] Phone No.: [ ]

2.	Position in the Company:	CTO and COO

3.	Supervisor / direct manager:	Board of Directors of the Company and Lemonade, Inc.

4.	Employment Starting Date:	July 1, 2015

5.	Period of Prior Written Notice:	If termination of this Agreement by Company: Pursuant to the Advanced Notice for Dismissal and Resignation Law, 5761-2001. If termination of this Agreement by Employee: 6 months.

6.	Monthly Salary:	NIS 80,000 to be paid no later than the 9th day of each month.

7.	Severance

Upon termination of employment by the Company without Cause, the Employee shall be entitled to receive Severance from the Company, as provided in Annex E, in addition to all contributions made pursuant to Section 14 of the Severance Law.

8.	Contributions to Managers Insurance (percentages out of the Monthly Salary):

i.                  Company shall contribute 13.33%, of which: 8.33% shall constitute payment towards severance pay component and 5% shall constitute payment towards providence component

ii.               5% shall be contributed by the Employee and deducted from Employee’s Monthly Salary.

iii.            In addition, the Company shall make provision for the loss of earning capacity component at the lower of: 2.5% of the Monthly Salary or such amount as shall be required to ensure 75% of the Monthly Salary.

9.	Contributions to Education Fund (percentages out of the Monthly Salary):

Following the completion of three consecutive month period commencing on the Employment Starting Date and provided that Employee is still employed by the Company, Company shall contribute an amount equal to 7.5% of the Employee’s Monthly Salary, and the Employee shall contribute an amount equal to 2.5% of the Monthly Salary. The Employee instructs the Company to transfer to such Education Fund the amount of Employee’s contribution from each Monthly Salary.

In the event of termination of Employee’s employment under this Agreement for any reason other than a termination for Cause (as defined in the Agreement) Employee shall be entitled to all sums accumulated in the Education Fund. In the event of termination for Cause (as defined in the Agreement), Employee shall not be entitled to any of Company’s contributions to the Education Fund made during the Agreement.

10.	Annual Vacation Days:	As determined by management in consultation with the Board of Directors of the Company but no less than the minimum required by law.

11.	Cellular Phone Expenses:	Cellular Phone- Company shall pay the Cellular Phone Expenses directly to the cellular phone carrier. Other terms are as above.

12.	Car and Travel:

Group 5 car to be chosen by the Employee. Unlimited mileage. All expenses of the car (including tolls roads & tunnels, parking costs) shall be covered by the Company. International travel pursuant to the Company’s policy which shall include business class flights for all international travel of more than 5 hours duration. At Employee’s option, the Employee may waive the right to a car and receive the gross lease costs as part of the Monthly Salary (fuel and expenses above will continue to be covered by the Company).

ANNEX B

OTHER ENGAGEMENTS

Non-paid Member of the Board of Directors — Daisy Inc.

ANNEX C

GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

[                ]

ANNEX D

CAR USE APPENDIX

I, the undersigned Shai Wininger, holder of Israeli I.D. number [              ] hereby confirm receiving into my possession on behalf of Lemonade Ltd., reg. no, 515277432 (the “Company”), a car pursuant to my Employment Agreement (as defined below), subject to the following conditions:

1.                  I have been granted the right to use the Car, within the framework of and under a rental agreement executed between the Company and a car rental company (the “Car Lease Agreement”), for the purpose of my employment with the Company.

2.                  The Company will be entitled to deduct from my salary or any other amount owing to me therefrom all tax or other payments due under the Israeli Income Tax Regulations (Car Use Charged Value), 1987, and/or the applicable law and/or this Car Use Appendix to be paid in connection with providing me with the Car, including with respect to “Shovi Rechev”, all in accordance with the tax rate provisions, as amended and applicable from time to time.

3.                  Subject to my written consent, the Company will be entitled to substitute the Car with a different car, so long as the substitute car shall be of the same level of the Car and as long as the deducted amount will be adjusted to the type of substitute car.

4.                  I hereby undertake to use the Car for purpose of my employment. The use of the Car by my family members or others shall be for private purposes only, and in accordance with the provisions of the law, my Employment Agreement, the Car Lease Agreement and the insurance policy provided by the car rental company as stipulated in the Car Lease Agreement (the “Policy”). At the Company’s request, I shall provide information regarding persons entitled to use the Car on my behalf.

5.                  I undertake to use the Car in a reasonable and careful manner, in accordance with safety instructions of any law and as an owner who cares for his property would. The use of the Car shall be limited to the territory defined under the Car Lease Agreement.

6.                  Any expense, damage, loss, or cost caused to the Company or to any third party which (a) is not covered by the Policy and/or the Car Lease Agreement caused through a negligent act or failure to act and/or deliberately and/or under the influence of alcohol/drugs, by myself or by anyone uses the Car on my behalf or (b) which is within the scope of the personal participation under the Policy, shall be paid by myself and I hereby give my consent to the deduction by the Company of such amounts from my salary or set off from any other amount due to me in connection with my employment.

7.                  In addition, I shall pay any penalty, fine, towing expense, toll or parking fee levied on the Car during the term of the Car Lease Agreement under this document and any penalty imposed by the car rental company due to any violation of mine of the Car Lease Agreement.

8.                  I hereby undertake to make the Car available for repairs and/or periodical check ups as per the Company’s and/or the car rental company’s periodic requests. Without derogating from the abovementioned, I acknowledge and agree that it is my responsibility to check the Car’s speedometer frequently and report to the administrative department of the Company every 15,000 kilometers.

9.                  I undertake not to perform any repairs, maintenance, additions or installments whatsoever (including the application of stickers) in the Car, without the prior written consent of the Company and subject to its instructions.

10.           I hereby acknowledge that by receipt of the Car, the Company satisfies its statutory obligation to provide me with travel expenses, and by choosing to receive the Car, I hereby waive any claim or entitlement to be compensated for any travel expenses.

11.           Notwithstanding anything contained herein, it is hereby clarified that upon termination of my employment pursuant to that my personal employment agreement, by and between myself and the Company, to which this Appendix is attached (the “Employment Agreement”), for any reason whatsoever, either by myself and/or by the Company, the Company shall be entitled to terminate the lease arrangement under this Car Use Appendix (including the Car Lease Agreement) as of the date of the termination of my employment with the Company and shall be entitled to charge me (also by way of deduction or setting off such sums from my salary or from any other amounts due to me in connection with my employment in the Company) for penalty, handling or other fees, if imposed and paid by it in connection with the termination of the lease (the “Penalty Charges”), exclusively in the event that my employment with the Company is terminated by the Company for Cause (as defined in the Employment Agreement) or upon my voluntary termination of my employment. For the avoidance of doubt it is hereby clarified, that the Company shall not be entitled to charge me such Penalty Charges upon the termination of my employment by the Company made in the ongoing course of business (i.e. upon a termination by the Company other than for Cause).

12.           Notwithstanding anything contained herein, it is further noted that should I choose to receive a Car of different make or model other than such specified above in this Car Use Appendix or the Car Lease Agreement, I shall bear all Penalty Charges, if imposed, and the Company shall be free to deduct or set off such sums from my salary or from any other amounts due to me in connection with my employment in the Company.

13.           Without derogating from the abovementioned, I shall be entitled to terminate this Car Use Appendix and request the Company to terminate the Car Lease Arrangement by a 30 (thirty) day prior written notice to the Company and the leasing company, provided that I shall pay the Penalty Charges Imposed on the Company in connection with the early termination of the lease. The provisions of this Car Use Appendix are subject to the Company’s policy, to the provisions of the Car Lease Agreement and to the Employment Agreement being in force.

14.           The final account settling following the termination of my employment shall only be made after I return the Car in good condition to the Company.

15.           It is hereby clarified that I will have no right of lien on the Car to ensure payment of any debts or other payment due to me from the Company.

16.           I acknowledge that the Car Lease Agreement and as part of it the Policy are available for my inspection at the Company’s offices.

Today           , 2020, I confirm my agreement to all the above;

Shai Wininger

ANNEX E

SEVERANCE AGREEMENT